EXHIBIT 10.23

EXECUTIVE FINANCIAL COUNSELING PROGRAM

On February 14, 2003, the Board of Directors approved a program to provide for executive financial counseling from The Ayco Company for a selected group of senior executives.  The services provide a comprehensive review of the participating executive’s financial situation, two personal counseling sessions per year, income tax preparation, and unlimited communications with Ayco.  The costs of these services will be borne by the Company, but approximately 60% of that cost will be considered imputed (taxable) income to the participant.  Participation in the program is entirely voluntary.